STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of December 2, 2011 (this “Agreement”), is made by and between MusclePharm Corporation, a Nevada corporation (the “Company”) and TSX Holdings, LLC, a limited liability company organized and existing under the laws of the State of South Carolina (the “Purchaser”).  The Company and the Purchaser are individually referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6), Regulation D (“Regulation D”) and/or Regulation S (“Regulation S”) as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Purchasers agree to purchase and the Company agrees to sell 42,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a purchase price of approximately $0.0089 per share, for an aggregate purchase price of $375,000.00; and

WHEREAS, the Company desires to enter into this Agreement to issue and sell the Shares and the Purchaser desires to purchase the Shares as set forth on the terms and conditions provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.           Sale and Purchase of the Purchased Shares.

(a)           Sale and Purchase.  The Company hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Company the Shares.  The Company and the Purchaser are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration pursuant to Section 4(2), Section 4(6), Regulation D and/or Regulation S as promulgated by the Commission under the 1933 Act.

(b)           Purchase Price and Closing.  The purchase price for the Shares is approximately $0.0089, or an aggregate purchase price of $375,000.00 (the “Purchase Price”).  The closing of the purchase and sale of the Shares (the “Closing”) shall be no later than November 29, 2011 (the “Closing Date”).  Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall pay the Purchase Price to the Company by either (i) certified check or (ii) wire transfer, in immediately available funds, and the Company shall deliver to the Purchaser one certificate representing the Shares.

2.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser as of the Closing Date as follows:

(a)           Organization and Standing: Articles and Bylaws.  The Company is and will be a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and will have all requisite corporate power and authority to carry on its business as proposed to be conducted.  The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary.

(b)           Corporate Power.  The Company will have at the Closing, all requisite corporate power to enter into this Agreement and to sell and issue the Shares.  This Agreement shall constitute a valid and binding obligation of the Company enforceable in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(c)           Common Stock.  As of September 30, 2011, the Company had 500,000,000 shares of Common Stock, $0.001 par value per share authorized with 354,374,865 shares of Common Stock outstanding.  Each outstanding share of the Common Stock is validly authorized, validly issued, fully paid and non-assessable, without any personal liability attaching to the ownership thereof and has not been issued and is not or will not be owned or held in violation of any preemptive rights of stockholders.

(d)           No Conflict.  The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or governmental entity under any laws; (ii) will not violate any laws applicable to the Company and (iii) will not violate or breach any contractual obligation to which the Company is a party.

3.           Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as follows:

(a)           Acquisition for Investment.  The Purchaser is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution.  The Purchaser does not have a present intention to sell the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Shares to or through any person or entity.  The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

(b)           Sophistication.  The Purchaser is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the 1933 Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in the Company.

(c)           Opportunities for Additional Information.  The Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

(d)           No General Solicitation.  The Purchaser acknowledges that the Shares were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

4.           Miscellaneous.

(a)           Successors and Assigns.  This Agreement shall insure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Party.

(b)           Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:

MusclePharm Corporation
4721 Ironton Street, Building A
Denver, Colorado 90839
Attn: Brad J. Pyatt, Chief Executive Officer

If to the Purchaser, to:

TSX Holdings, LLC
681 Castle Pinckney Dr.
Charleston, SC 29412
Attn: Drew Ciccarelli, Managing Member

(c)           Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by each Party.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.

(e)           Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

(f)           Entire Agreement; Third Party Beneficiaries.  This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions contemplated herein and (ii) is not intended to confer upon any person other than the Parties any rights or remedies.

(g)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(h)           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

THE COMPANY

MUSCLEPHARM CORPORATION

By:	/s/ Brad J. Pyatt
Name: Brad J. Pyatt
Title: Chief Executive Officer

THE PURCHASER

TSX HOLDINGS, LLC

By:	/s/ Drew Ciccarelli
Name: Drew Ciccarelli
Title: Managing Member